CannaSys, Inc. CEO Brandon Jennewine featured on CBS This Morning

Denver, CO—March 30, 2015—CannaSys, Inc. (“CannaSys”) (OTCQB: MJTK), a provider of technology solutions to the regulated cannabis industry, is pleased to announce that the company’s CEO Brandon Jennewine was featured on the award winning CBS This Morning show.  The segment features advances and changes to the cannabis industry through technology and concludes: “In Colorado, marijuana apps are just one part of the fast-growing ‘Weed 2.0’ economy.”

Mr. Jennewine stated: “It was a great privilege to be able to illustrate the growth and modernization of the emerging cannabis industry.  We believe that through the right technologies, including those provided by CannaSys, cannabis operators can save money while increasing customer retention, frequency of visits, and per-visit spent.”

Today there are 23 states and the District of Colombia with safe-access laws to medical cannabis, and four states have legalized adult recreational use.  CannaSys, Inc. is capitalizing on one of the fastest-growing industries in the U.S.  Recent reports indicated that between 2013 and 2014, legal retail and wholesale cannabis sales grew from $1.5 billion to $2.7 billion with expectations that 2015 will achieve total sales to $3.5 billion.

About CannaSys, Inc.

CannaSys, Inc. creates, develops, and commercializes innovative technology to solve problems, create opportunities, and streamline the connections among producer, seller, and consumer/patient segments in the cannabis industry.  CannaSys has developed three core offerings to date and is working for industry adoption and monetizing the current set of software and service offerings.  CannaSys plans to develop, acquire, and build partnerships in order to bring innovative software solutions to market in both established and developing medical and recreational cannabis states.  For further information, please visit www.cannasys.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in the CannaSys’s periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Daniel Rogers
Tel:  1-800-420-4866
Email: dan@cannasys.com
Web:  www.cannasys.com